Exhibit 99.2

Millennix Inc.
Balance Sheets

September 30, 2005
Assets
Current assets:
Cash and equivalents	$178,060
Accounts receivable, net of allowance for doubtful accounts	1,169,338
Prepaid expenses	44,926
Total current assets	1,392,324
Fixed assets, net of depreciation	16,394
$1,408,718
Liabilities and Stockholders’ (Deficit)
Current liabilities:
Accounts payable	$268,331
Accrued payroll and employee benefits	75,278
Accrued liabilities	267
Grant reserves	251,738
Deferred revenue	623,176
Notes payable—current portion	55,000
Notes payable—related party	820,821
Total current liabilities	2,094,611
Long-term note payable, less current portion	27,500
2,122,111

Commitments and contingencies	—

Stockholders’ equity (deficit):
Common stock, no par value, 10,000 shares authorized, 50 shares issued and outstanding	100
Retained earnings (deficit)	(713,493)
(713,393)
$1,408,718

The accompanying notes are an integral part of these financial statements.

Millennix Inc.
Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Service revenue	$784,652	$791,051	$2,612,884	$1,795,681
Reimbursement revenue	149,086	107,127	448,899	242,317
Total revenue	933,738	898,178	3,061,783	2,037,998
Cost of revenue	668,469	613,096	1,965,677	2,117,980
Gross profit	265,269	285,081	1,096,106	(79,982)
Operating Expenses:
Depreciation expense	11,423	—	34,268	—
General and administrative expenses	44,443	28,089	132,753	115,043
Professional fees	1,514	6,738	9,865	8,938
Rent	44,469	43,579	132,517	129,849
Salaries and wages	155,982	129,804	443,254	421,277
Sales and marketing expenses	6,374	3,251	32,500	21,121
Total operating expenses	264,205	211,461	785,156	696,228
Net operating income (loss)	1,064	73,621	310,950	(776,209)
Other income (expense):
Interest expense	(6,599)	(1,015)	(17,246)	(1,178)
Net income (loss)	$(5,535)	$72,606	$293,704	$(777,388)
Weighted average number of common shares outstanding—basic and fully diluted	50	50	50	50
Net income (loss) per share—basic and fully diluted	$(110.69)	$1,452.11	$5,874.08	$(15,547.76)

The accompanying notes are an integral part of these financial statements.

Millennix Inc.
Statements of Cash Flows

	For the Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities
Net income (loss)	$293,705	$(777,388)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation expense	34,268	—
Changes in assets and liabilities:
Accounts receivable	(528,757)	(276,342)
Prepaid expenses	(44,926)	—
Deferred revenue	409,074	(22,851)
Accounts payable	(44,243)	71,186
Accrued payroll and employee benefits	(9,040)	(24,702)
Accrued liabilities	—	(141,786)
Grant reserves	(256,919)	432,247
Net cash used by operating activities	(146,839)	(739,635)

Cash flows from investing activities
Purchase of fixed assets, including internal-use software	—	(36,116)
Net cash used by investing activities	—	(36,116)

Cash flows from financing activities
Proceeds from note payable—related party	40,000	440,000
Payments on note payable—related party	(992)	—
Proceeds from note payable	—	—
Payments on note payable	(41,250)	(41,250)
Net cash provided by financing activities	(2,242)	398,750

Net increase in cash and cash equivalents	(149,081)	(377,001)
Cash and cash equivalents, beginning of year	327,140	468,424
Cash and cash equivalents, end of year	$178,060	$91,423

Supplemental disclosures:
Interest paid	$5,451	$—
Income taxes paid	$—	$—

The accompanying notes are an integral part of these financial statements.

MILLENNIX INC.
NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with our financial statements for the year ended December 31, 2004 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results.

2. ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at the amount we expect to collect. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We consider the following factors when determining the collectibility of a specific account: credit-worthiness, historical payment activity and changes in customer payment terms. We provide for estimated allowances through a charge to earnings and a credit to a receivable allowance. Balances that remain outstanding after we have made reasonable collection efforts are written off through a charge to the valuation and a credit to accounts receivable. As of September 30, 2005 and 2004, accounts receivable balances contained allowances in the amount of $174,731 and $390,350, respectively.

3. FIXED ASSETS

During the nine months ended September 30, 2005 and 2004, depreciation expense totaled $34,268 and $0, respectively.

4. GRANT RESERVES

We record the receipt of grant funds as a liability until fully earned by investigative sites contracted to conduct clinical study programs. As of September 30, 2005 and 2004, we had grant reserves remaining in the amount of $251,738 and $611,296 respectively.

5. NOTE PAYABLE

Notes payable as of September 30, 2005, consisted of the following:

Note payable to bank, secured by all assets of the Company bearing interest at a rate of prime plus 1% per annum, with monthly principal and interest payments of $4,583, scheduled to mature in March of 2007. As of September 30, 2005 and 2004 the balance owing was $82,500 and $137,500, respectively.

The Company has recorded $17,246 in interest expense as of September 30, 2005.

6. NOTE PAYABLE—RELATED PARTY

As of September 30, 2005, officers and director of the Company has periodically loaned money to the Company for operating expenses. The loans bear interest ranging from prime plus ..75 to 2.5% and are due on demand. At September 30, 2005 and 2004, the principal balance of the loans totaled $820,821 and $821,812.

7. STOCKHOLDERS EQUITY

The Company is authorized to issue 10,000 shares of no par common stock.

On March 29, 2002, the Company effectuated a 5 for 1 forward split of all issued and outstanding stock. All reference to stockholders equity retroactively reflect the forward split.

As of December 31, 2004 and 2003, 50 shares of no par common stock were issued to the founder and President for cash in the amount of $100.

There have been no other issuances as of September 30, 2005.

8. SUBSEQUENT EVENTS

On November 9, 2005, the Company entered into an “Asset Purchase Agreement” with IT&E International Group, (“IT&E”), whereby the Company has agreed to transfer its assets and certain liabilities in exchange for $1,100,000 in cash and 10,416,667 shares of IT&E’s common stock. Pursuant to the Agreement, an additional $1,400,000 will be paid contingent upon the achievement of specific revenue milestones during the year ending December 31, 2006.